Exhibit 11

                              SHIVA CORPORATION
                Computation of Net Income (Loss) Per Share(1)

                          Three months ended             Nine months ended
                      September 27,  September 28,  September 27,  September 28,
                         1997           1996           1997           1996
                      -------------  -------------  -------------  -------------
Weighted Average
 Common and Common
 Equivalent Shares:

Weighted Average
 Common Shares
 Outstanding During
 the Period           29,387,230      28,581,648     29,165,388    28,317,851

Weighted Average
 Common Equivalent
 Shares                        -       3,324,775              -     3,181,488
                      ----------      ----------     ----------    ----------

                      29,387,230      31,906,423     29,165,388    31,499,339
                      ==========      ==========     ==========    ==========

Net Income (Loss)    ($2,130,000)     $6,027,000   ($11,496,000)  $15,341,000

Primary Net Income
 (Loss) Per Share         ($0.07)          $0.19         ($0.39)        $0.49


(1) Fully diluted net income per share has not been separately presented, as the amounts would not be materially different from primary net income per share. Net loss per share excludes common equivalent shares because their effect is antidilutive.

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